Exhibit 23.4

Consent

The undersigned consents to being named as a Qualified Person in the Registration Statement on Form F-1 filed by Gold Royalty Corp. and to the reference to the undersigned in the Registration Statement as having reviewed and approved the technical and scientific information contained therein.

March 2, 2021

/s/ Paulo Pereira
Paulo Pereira